EXHIBIT 99.1

AMERICAN EAGLE OUTFITTERS

Reports EPS of $0.66 for Fourth Quarter 2007

Maintains First Quarter EPS Guidance

PITTSBURGH, PA, March 12, 2008 - American Eagle Outfitters, Inc. (NYSE: AEO) today announced that earnings for the 13 weeks ended February 2, 2008 were flat to last year at $0.66 per diluted share, compared to the 14 week period ended February 3, 2007. For the 52 week period ended February 2, 2008, earnings per share increased 7% to $1.82 from $1.70 per diluted share for the 53 weeks ended February 3, 2007.

"During the fourth quarter, our team managed the business well in a challenging retail environment." said Jim O'Donnell, Chief Executive Officer. "As we look ahead, we are focused on strengthening our business, improving operations and managing inventory and expenses. At the same time, we are prudently investing in the development of our brands and continuing to build long-term profitability."

Fourth Quarter Results

Total sales for the 13 weeks ended February 2, 2008 increased to $995.4 million compared to $973.4 million for the 14 week period ended February 3, 2007. Excluding sales from the additional week in fiscal 2006, total sales increased 7% for the 13 weeks ended February 2, 2008. Fourth quarter comparable store sales are compared to the 13 week period ended February 3, 2007. On this basis, comparable store sales decreased 2%.

Gross profit for the fourth quarter was $455.3 million, or 45.7% as a percent to sales, down from 47.9% last year. Merchandise margin declined as a result of higher markdowns, partially offset by lower product costs. Buying, occupancy and warehousing costs increased as a percent to sales, primarily driven by rent expense and higher delivery costs related to the company's direct business. The deleveraging in rent was due to the decline in comparable store sales, new store openings and the extra week in the fourth quarter last year.

Fourth quarter selling, general and administrative expenses of $217.6 million leveraged 50 basis points as a rate to sales to 21.9% from 22.4% last year. Within SG&A, incentive compensation and supplies leveraged, while professional services increased as a percent to sales. As a rate to sales, essentially all other operating expenses were flat or increased slightly to last year.

Operating income for the quarter was $209.2 million compared to $226.8 million last year. As a percent to sales, operating income was 21.0%, compared to 23.2% last year.

The company generated net income during the fourth quarter of $140.5 million compared to $150.2 million last year. As a percent to sales net income was 14.1%, compared to 15.4% last year.

2007 Annual Results

Total sales for the 52 weeks ended February 2, 2008 increased to $3.055 billion from $2.794 billion for the 53 week period ended February 3, 2007. Excluding sales from the additional week in fiscal 2006, total sales increased 9% for the 52 weeks ended February 2, 2008. Fiscal 2007 comparable store sales are compared to the 52 week period ended February 3, 2007. On this basis, comparable store sales increased 1%.

Gross profit for the year increased to $1.423 billion, or 46.6% as a percent to sales, from $1.340 billion, or 48.0% as a percent to sales last year. Gross profit as a percent to sales declined 140 basis points, reflecting higher markdowns, an increase in delivery costs related to our direct business and the deleveraging of rent. These items were partially offset by lower product costs.

Selling, general and administrative expenses of $715.2 million leveraged 40 basis points as a rate to sales to 23.4% from 23.8% last year. Within SG&A, incentive compensation and supplies leveraged, while advertising and professional services increased as a percent to sales.

Operating income for the year was $598.8 million, compared to $586.8 million last year. As a percent to sales, operating income was 19.6%, compared to 21.0% last year.

For the year, net income was $400.0 million, compared to $387.4 million last year. As a percent to sales net income was 13.1% compared to 13.9% last year.

Inventory

Total merchandise inventories at the end of the fourth quarter were $286.5 million, an increase of $22.8 million compared to last year. Inventory (excluding e-commerce) decreased 5% on a per square foot basis from a year ago. Looking ahead, the company expects ending first quarter inventory to be down in the high single-digits at cost per foot.

Real Estate

In fiscal 2007, the company opened 30 and remodeled 53 AE stores. Together with 36 new aerie stand-alone stores and 14 MARTIN + OSA stores, total gross square footage increased over 10% for the year. The company ended the year with a total of 987 stores, including 929 AE stores, 39 aerie stores and 19 MARTIN + OSA stores.

In fiscal 2008, the company plans to open approximately 40 AE stores, 70 aerie stores, 15 MARTIN + OSA stores and remodel 35 to 40 AE stores, for approximately 10% square footage growth.

E-commerce

American Eagle's e-commerce business, which includes ae.com and aerie.com, is also an important area of growth. In 2007, AEO direct delivered over $240 million in sales, a 30% increase over the prior year. Next month, the company will launch the MARTIN + OSA e-commerce Web site.

In January, the company announced its new children's apparel brand. 77kids by american eagle™ will offer on-trend, high-quality clothing and accessories for kids age two to 10. The brand will debut worldwide online at www.77kids.com later this year, with brick-and-mortar stores in the U.S. planned for 2009.

Capital Expenditures

Fiscal 2007 capital expenditures were approximately $250 million. Of this amount, about one half relates to new and remodeled stores, 20% relates to home office, another 20% relates to distribution centers and the remaining 10% relates to IT initiatives.

For fiscal year 2008, management expects capital expenditures to be in the range of $250 to $275 million. This supports approximately 10% square footage growth. The balance of the 2008 capital spend relates to investments in the company's home office, distribution centers and IT initiatives to support AEO Direct and brand growth.

Stock Repurchase Program

During the fourth quarter, the company completed the repurchase of 9.9 million shares of common stock for approximately $195.1 million. In fiscal 2007, the company repurchased 18.8 million shares for approximately $438.3 million. There are currently 41.3 million shares available for repurchase through 2010.

First Quarter Guidance

Last week, the company established earnings guidance of $0.25 to $0.27 per share, compared to $0.35 cents per share last year. The guidance reflects negative comparable store sales for the remainder of the quarter and a higher markdown rate compared to last year

Cash and Cash Equivalents, Short-term Investments and Long-term Investments

The company ended fiscal 2007 with total cash and cash equivalents, short-term investments and long-term investments of $786 million, including approximately $418 million of investments in auction rate securities ("ARS"). Subsequent to year-end, the company has been able to successfully reduce its ARS position to $372 million as of March 11, 2008. The company has no reason to believe that any of the issuers of its ARS are presently at risk or that the credit quality of the assets backing the ARS investments are impacted by the reduced liquidity of these investments. If the issuers are unable to successfully close future auctions or if their credit ratings deteriorate, the company may be required to record an impairment charge on these investments in the future. The company believes that the current lack of liquidity relating to its ARS investments will have no impact on its ability to fund its ongoing operations and growth initiatives.

Conference Call Information

At 9:00 a.m. Eastern Time on March 12, 2008, the company's management team will host a conference call to review the financial results. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 five to seven minutes prior to the scheduled start time. The conference call will also be simultaneously broadcast over the Internet at www.ae.com or www.streetevents.com. Anyone unable to listen to the call can access a replay beginning March 12, 2008 at 12:00 p.m. Eastern Time through March 26, 2008. To listen to the replay, dial 1-877-660-6853, or internationally dial 1-201-612-7415, and reference account 3055 and confirmation code 266008. An audio replay of the conference call will also be available at www.ae.com.

American Eagle Outfitters designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. The original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle currently operates 854 stores in 50 states, the District of Columbia and Puerto Rico, and 75 AE stores in Canada. American Eagle also operates ae.com®, which offers additional sizes and styles of favorite AE® merchandise and ships to more than forty countries around the world. The American Eagle® brand also includes a Dormwear® collection, aerie™, which is available in 39 standalone stores, American Eagle stores and at aerie.com. The collection includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, the aerie brand offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom. 77E, a new multi-channel entertainment platform, features original and user-generated content on ae.com, in AE stores, on television, and on Web sites such as YouTube, MySpace and Facebook. For more information, visit www.ae.com.

MARTIN + OSA™, a concept targeting 28 to 40 year-old women and men, offers refined casual clothing and accessories, designed to be valuable, irresistible, inspiring, authentic and adventurous. MARTIN + OSA currently operates 18 stores. For additional information and updates, visit www.martinandosa.com.

The company plans to launch a children's apparel brand, 77kids by american eagle™, offering on-trend, high-quality clothing and accessories for kids age two to 10. 77kids will debut online at www.77kids.com during Fiscal 2008, with brick-and-mortar stores in the U.S. planned for 2009.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding first quarter sales and earnings, inventory, real estate, aerie, MARTIN + OSA and 77kids by american eagle. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that fourth quarter earnings expectations may not be achieved; first quarter sales, margin and earnings may not be achieved; real estate, aerie and MARTIN + OSA growth may not occur as planned; and those other risks described in the Risk Factors Section of the Company's Form 10-K and Form 10-Q's filed with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

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AMERICAN EAGLE OUTFITTERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
	February 2,	February 3,
	2008	2007
	(Unaudited)

ASSETS
Cash and cash equivalents	$116,061	$59,737
Short-term investments	503,878	754,076
Merchandise inventory	286,485	263,644
Accounts and note receivable	31,920	26,045
Prepaid expenses and other	35,486	33,720
Deferred income taxes	47,004	51,886
Total current assets	1,020,834	1,189,108
Property and equipment, net	625,568	481,645
Goodwill, net	11,479	9,950
Long-term investments	165,810	264,944
Non-current deffered income taxes	41,893	30,340
Other assets, net	19,751	15,651
Total Assets	$1,885,335	$1,991,638

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$157,928	$171,150
Accrued compensation and payroll taxes	49,494	58,371
Accrued rent	62,161	57,543
Accrued income and other taxes	22,803	91,934
Unredeemed gift cards and gift certificates	54,554	54,554
Current portion of deferred lease credits	12,953	12,803
Other current liabilities	16,285	18,263
Total current liabilities	376,178	464,618
Deferred lease credits	70,355	65,114
Non-current accrued income taxes	44,837	-
Other non-current liabilities	53,501	44,594
Total non-current liabilities	168,693	109,708
Commitments and contingencies	-	-
Preferred stock	-	-
Common stock	2,481	2,461
Contributed capital	493,395	453,418
Accumulated other comprehensive income	35,477	21,714
Retained earnings	1,601,792	1,302,345
Treasury Stock	(792,681)	(362,626)
Total stockholders' equity	1,340,464	1,417,312
Total Liabilities and Stockholders' Equity	$1,885,335	$1,991,638

Current Ratio	2.71	2.56

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended
	February 2,	% of	February 3,	% of
	2008	Sales	2007	Sales
	(Unaudited)		(Unaudited)
Net sales	$995,401	100.0%	$973,365	100.0%
Cost of sales, including certain buying,
occupancy and warehousing expenses	540,086	54.3%	506,890	52.1%
Gross profit	455,315	45.7%	466,475	47.9%
Selling, general and administrative expenses	217,644	21.9%	217,735	22.4%
Depreciation and amortization	28,479	2.8%	21,970	2.3%
Operating income	209,192	21.0%	226,770	23.2%
Other income, net	10,654	1.1%	16,133	1.7%
Income before income taxes	219,846	22.1%	242,903	24.9%
Provision for income taxes	79,367	8.0%	92,744	9.5%
Net income	$140,479	14.1%	$150,159	15.4%

Net income per basic common share	$0.67		$0.68

Net income per diluted common share	$0.66		$0.66

Weighted average common shares
outstanding - basic	210,227		221,470
Weighted average common shares
outstanding - diluted	214,059		227,955

	Twelve Months Ended
	February 2,	% of	February 3,	% of
	2008	Sales	2007	Sales
	(Unaudited)
Net sales	$3,055,419	100.0%	$2,794,409	100.0%
Cost of sales, including certain buying,
occupancy and warehousing expenses	1,632,281	53.4%	1,453,980	52.0%
Gross profit	1,423,138	46.6%	1,340,429	48.0%
Selling, general and administrative expenses	715,180	23.4%	665,606	23.8%
Depreciation and amortization	109,203	3.6%	88,033	3.2%
Operating income	598,755	19.6%	586,790	21.0%
Other income, net	37,626	1.2%	42,277	1.5%
Income before income taxes	636,381	20.8%	629,067	22.5%
Provision for income taxes	236,362	7.7%	241,708	8.6%
Net income	$400,019	13.1%	$387,359	13.9%

Net income per basic common share	$1.85		$1.74

Net income per diluted common share	$1.82		$1.70

Weighted average common shares
outstanding - basic	216,119		222,662
Weighted average common shares
outstanding - diluted	220,280		228,384

Total gross square footage at end of period:	5,709,932		5,173,065

Store count at end of period:	987		911

CONTACT:
American Eagle Outfitters, Inc.
Judy Meehan, 412-432-3300